Exhibit 10.1

FIRST AMENDMENT TO THE

RAMACO RESOURCES, INC.

LONG-TERM INCENTIVE PLAN

THIS FIRST AMENDMENT (the "First Amendment") to the Ramaco Resources, Inc. Long-Term Incentive Plan (the “Existing Plan”), is made effective as of February 23, 2022 (the “Amendment Effective Date”), by Ramaco Resources, Inc. (the “Company”), subject to approval by the Company’s stockholders.

W I T N E S S E T H:

WHEREAS, the Company adopted the Existing Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees, directors and consultants of the Company and its affiliates;

WHEREAS, Section 10 of the Existing Plan provides that the Company’s board of directors (the “Board”) or a committee thereof may amend the Existing Plan (including to increase the number of shares of the Company’s common stock, par value $0.01 per share (“Stock”), available for awards under the Existing Plan), subject to the approval of the Company’s stockholders if such approval is required by the rules of the NASDAQ Global Select Market (“NASDAQ”);

WHEREAS, the Compensation Committee of the Board has recommended that the Board approve an amendment to the Existing Plan to increase the total number of shares of Stock reserved for delivery with respect to awards under the Existing Plan in order to ensure that sufficient shares of Stock are available for future awards and to extend the term of the Existing Plan;

WHEREAS, the Board has determined it is advisable and in the best interest of the Corporation to effect such amendment to the Existing Plan; and

WHEREAS, the Board now desires to amend the Existing Plan in the manner contemplated hereby, subject to approval by the Company’s stockholders, in order to increase the number of shares of Stock available for grant under the Existing Plan by 4,000,000 shares of Stock and extend the term of the Existing Plan.

NOW, THEREFORE, the Existing Plan shall be amended as of the Amendment Effective Date by this First Amendment, subject to approval by the Company’s stockholders, as set forth below:

1.		Section 4(a) of the Existing Plan is hereby deleted in its entirety and replaced with the following:

	(a)	Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, the maximum number of shares of Stock subject to Awards under the Plan may not exceed 10,937,425 shares of Stock, and such total shall be available for the issuance of shares upon the exercise of ISOs.

2.		Section 9(n) of the Plan is hereby deleted in its entirety and replaced with the following:

	(n)	Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the effective date of the First Amendment to the Plan, dated February 23, 2022, which is February 23, 2032 (the “Plan Expiration Date”). However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

RESOLVED FURTHER, that except as provided above, the Existing Plan shall continue to read in the current state.

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